United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 2, 2010
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On June 2, 2010, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended April 30, 2010, and hosted a conference call to discuss the financial results for the quarter ended April 30, 2010. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated June 2, 2010 announcing financial results for the quarter ended April 30, 2010
99.2	Transcript of conference call held on June 2, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2010	Applied Signal Technology, Inc. (Registrant)
By: /s/ James E Doyle James E. Doyle Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated June 2, 2010 announcing financial results for the quarter ended April 30, 2010
99.2	Transcript of conference call held on June 2, 2010

Exhibit 99.1 Press Release

Applied Signal Technology, Inc. Announces Fiscal Second Quarter Operating Results

Second Quarter Bookings Increase 25% to $71 Million

Sunnyvale, CA. June 2, 2010 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced operating results for the second quarter of fiscal 2010, which ended April 30, 2010. Revenues for the second quarter increased 9% to $58,163,000 compared to the year-ago period’s revenues of $53,500,000. This increase resulted from a combination of organic growth in the Company’s broadband communications business and the acquisition of Pyxis Engineering, which closed on September 1, 2009. The Company noted that its recent acquisition of Seismic Engineering closed on April 28, 2010 and therefore did not make a material contribution to the results for the second quarter.

Earnings per share during the second quarter were $0.24 per share compared to $0.31 per share in the year-ago second quarter. The year-over-year reduction in earnings resulted primarily from acquisition-related expenses. On a non-GAAP basis, excluding the transaction-related expenses associated primarily with the Pyxis and Seismic acquisitions, the Company reported earnings per share of $0.30. The year-over-year reduction in non-GAAP earnings resulted primarily from a higher tax rate versus the prior year’s quarter.

William Van Vleet, President and Chief Executive Officer of Applied Signal Technology, Inc., commented, “We are pleased to have executed well during the second quarter. In our core business, we responded to continued strong demand for our broadband communications systems, received significantly increased bookings and delivered a solid performance on the Next Generation ASA program.”

Mr. Van Vleet continued, “In addition to a healthy core business, our acquisition of Seismic Engineering reinforces our emerging position as a leading cybersecurity solutions provider. We believe that the platform we are building will distinguish itself through strong leadership, a large and capable engineering and analytical team, and cutting edge research and development. We have achieved a significant degree of scale in this business and are confident that we are now effectively positioned for a wide range of programs, both as an important partner and as a prime contractor.”

The Company’s operating income for the second quarter of fiscal 2010 was $5,458,000 compared to $6,455,000 in the second quarter of fiscal year 2009. On a non-GAAP basis, excluding acquisition-related expenses, operating income for the second quarter of fiscal 2010 was $6,696,000. A detailed reconciliation between GAAP and non-GAAP results is provided in a table following the consolidated statements of cash flows.

The Company reported significant strength in its order book, as new orders received during the second quarter increased by 25% to $70,628,000 compared to $56,454,000 of new orders received during the second quarter of fiscal year 2009. New orders for the first six months of fiscal year 2010 were $100,650,000 representing a 12% increase when compared to new orders of $89,575,000 for the same period of fiscal year 2009. The increase in new orders and revenues during the second quarter and year-to-date were primarily driven by demand for broadband communications development programs and network intelligence services.

Mr. Van Vleet concluded, “It remains our mission to further establish our leadership position in the rapidly developing intelligence, surveillance and reconnaissance (ISR) market. We are very excited to have quickly developed scale and expertise to address the still emerging cyber-security opportunity, a fast growing segment of the ISR market. We are dedicated to growing our company internally and will continue to search for strategic acquisitions to position the Company for sustained growth.”

Forward Looking Guidance

Applied Signal Technology anticipates fiscal 2010 revenues between $223 million and $233 million and operating income, measured on a GAAP basis, between $18 million and $21 million. These projections anticipate a fiscal 2010 effective tax rate of between 38-39% and assume the R&D tax credit is extended.

Applied Signal adopted the revised accounting standard for business combinations (ASC Topic 805) during fiscal year 2010 and therefore must expense, rather than capitalize the Seismic acquisition costs. Other acquisition related costs including the amortization of intangibles, retention bonuses and compensation expense related to a potential earn-out will also be expensed. In addition, Applied Signal continues to aggressively protect its intellectual property and anticipates increased litigation expenses this fiscal year.

Year to Date Results

Revenues for the first six months of fiscal 2010 were $106,243,000 compared to $98,884,000 during the first six months of fiscal 2009. Operating income for the first six months of fiscal 2010 was $10,652,000 compared to $12,103,000 in the same period of the prior year. Net income for the first six months of fiscal year 2010 was $6,435,000 or $0.48 per diluted share compared to the year-ago level of $7,589,000 or $0.58 per diluted share. Net income on a non-GAAP basis, excluding the impact of acquisition-related expenses, for the first six months of fiscal year 2010 was $7,351,000 or $0.55 per diluted share compared to the year-ago level of $7,616,000 or $0.58 per diluted share. A detailed reconciliation between GAAP and non-GAAP results is provided in a table following the consolidated statements of cash flows.

Use of Non-GAAP Financial Information

To help investors understand past financial performance and project future results, the Company supplements the financial results provided in accordance with generally accepted accounting principles, or on a GAAP basis, with certain non-GAAP financial measures. To supplement the consolidated financial results prepared under GAAP, the Company uses a non-GAAP conforming, or non-GAAP, measure of net loss that is GAAP net income and earnings per share adjusted to exclude certain costs related to completed acquisitions including the transaction costs, the amortization of intangibles, retention bonuses and compensation expense related to a potential earn-out. Non-GAAP net income and earnings per share gives an indication of the baseline performance before acquisition expenses that are considered by management to be outside the core operating results. These measures are not in accordance with, or an alternative for, GAAP and may be materially different from non-GAAP measures used by other companies. Non-GAAP net income is computed by adjusting GAAP net income for acquisition-related expenses. These non-GAAP results should be read only in conjunction with the consolidated financial statements prepared in accordance with GAAP. AST management regularly uses supplemental non-GAAP financial measures to internally understand, manage and evaluate the business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning and forecasting future periods. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of factors and trends affecting the business. Management compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results attached to this earnings release.

Attached to this news release are condensed, consolidated statements of income, balance sheets, statements of cash flows and a reconciliation between net income on a GAAP basis and non-GAAP net income for the second quarter and first six months of fiscal year 2010 ended April 30, 2010.

Investor Conference Call

The Company will host a conference call on June 2, 2010 to discuss second quarter fiscal 2010 results. If you wish to participate in the conference call, please dial 1-877-407-8031 for domestic callers or 1-201-689-8031 for international callers on June 2, 2010 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously at the Web site www.InvestorCalendar.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced intelligence, surveillance and reconnaissance (ISR) products, systems and services to enhance global security. For further information about Applied Signal Technology visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements relating to the expected future organic and new complementary growth opportunities and the order opportunities available in the rapidly developing intelligence, surveillance and reconnaissance (ISR) and cyber-security markets, the ability to executive additional strategic acquisitions and position the company for growth, as well as statements related to our forward-looking guidance for the fiscal year are forward-looking statements. The risks and uncertainties associated with these statements include the ability to achieve the anticipated benefits of the acquisitions, the ability to capture organic growth opportunities and to utilize the strategic advantages of a strong capital position; the ability to obtain new orders from procurers, including the U. S. Government when anticipated and to successfully perform and achieve profitability on such contracts; the ability to hire qualified staff as needed; and other risks detailed from time to time in the Company’s SEC reports including the latest Form 10-K filed for the fiscal year ended October 31, 2009. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Consolidated Statements of Income
(in thousands except per share data)

	Three Months Ended		Six Months Ended
	April 30, 2010	May 1, 2009	April 30, 2010	May 1, 2009
Revenues from contracts	$56,219	$51,618	$102,832	$95,305
Revenues from royalties	1,944 -----------	1,882 -----------	3,411 -----------	3,579 -----------
Total revenues	58,163	53,500	106,243	98,884
Operating expenses:
Contract costs	40,850	37,489	74,850	69,020
Research and development	4,046	3,797	7,093	6,872
General and administrative	7,809 -----------	5,759 -----------	13,648 -----------	10,889 -----------

Total operating expenses	52,705 -----------	47,045 -----------	95,591 -----------	86,781 -----------

Operating income	5,458	6,455	10,652	12,103
Interest income/(expense), net	(34) --------	69 --------	(37) --------	181 --------

Income before provision for income taxes	5,424	6,524	10,615	12,284
Provision for income taxes	2,128 -----------	2,450 -----------	4,180 -----------	4,695 -----------

Net income	$3,296 ======	$4,074 ======	$6,435 ======	$7,589 ======

Net income per share – basic	$0.25	$0.31	$0.48	$0.58
Average shares – basic	13,091	12,852	13,079	12,803

Net income per share – diluted	$0.24	$0.31	$0.48	$0.58
Average shares – diluted	13,230	13,033	13,222	12,978

Applied Signal Technology, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	April 30, 2010	October 31, 2009
Assets
Current assets:
Cash and cash equivalents	$9,738	$4,102
Short term investments	10,010 --------------	43,454 --------------
Cash, cash equivalents, and short term investments	19,748	47,556
Accounts receivable	49,739	47,063
Inventory	11,698	8,378
Receivable – Pyxis acquisition related	—	1,093
Other current assets	11,218 --------------	9,424 --------------
Total current assets	92,403	113,514

Property and equipment, at cost	72,908	70,400
Accumulated depreciation and amortization	(57,738) --------------	(55,405) --------------
Net property and equipment	15,170	14,995

Goodwill	54,682	33,158

Intangible assets, net	5,349	1,904

Long-term deferred tax asset, net	4,308	4,196
Long term investment	1,062	2,129
Other assets	1,593 --------------	1,104 --------------

Total assets	$174,567 =======	$171,000 =======

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable, accrued payroll and benefits	$17,967	$22,158
Notes payable	1,429	1,429
Income taxes payable	2,135	444
Other accrued liabilities	4,343 --------------	2,298 --------------
Total current liabilities	25,874	26,329

Long-term liabilities:
Long-term notes payable	1,786	2,500
Other long-term liabilities	3,078 --------------	3,146 --------------
Total long-term liabilities	$4,864	$5,646

Shareholders’ equity	143,829 --------------	139,025 --------------

Total liabilities and shareholders’ equity	$174,567 =======	$171,000 =======

Applied Signal Technology, Inc.
Condensed Statements of Cash Flows
Increase (decrease) in cash and cash equivalents
(in thousands)

	Six Months Ended
	2010	2009
Operating activities:
Net Income	$6,435	$7,589
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,541	3,056
Stock-based compensation	1,049	1,068
Excess tax benefits from stock-based payment arrangements	(74)	(251)

Changes in:
Accounts receivable	735	(4,486)
Inventory, prepaid expenses, and other assets	(5,517)	(2,281)
Accounts payable, taxes payable and accrued liabilities	(3,450) -----------	(2,413) -----------

Net cash provided by operating activities	2,719	2,282

Investing activities:
Cash paid for business acquired, net	(24,327)	—
Cash received from Pyxis’s escrow account, net	673	—
Purchase of available-for-sale securities	(39,134)	(28,801)
Maturity of available-for-sale securities	73,108	31,285
Additions to property and equipment	(2,812) -----------	(2,684) -----------

Net cash provided by (used in) investing activities	7,508	(200)

Financing Activities:
Issuance of common stock	772	2,331
Shares repurchased for tax withholding of vested restricted stock awards	(168)	(127)
Excess tax benefits from stock-based payment arrangements	74	251
Term loans	(1,954)	(834)
Dividends paid	(3,315) -----------	(3,227) -----------

Net cash (used in) financing activities	(4,591)	(1,606)

Net increase (decrease) in cash and cash equivalents	5,636	476
Cash and cash equivalents, beginning of period	4,102 -----------	4,668 -----------
Cash and cash equivalents, end of period	$9,738 ======	$5,144 ======

Supplemental disclosure of cash flow information:
Interest paid	108	149
Income taxes paid	2,265	4,733

Applied Signal Technology, Inc.
GAAP to Non-GAAP Reconciliation
For the Periods Ended April 30,2010, and May 1, 2009
(in thousands except per share data)

		Three Months Ended		Six Months Ended
		April 30, 2010	May 1, 2009	April 30, 2010	May 1, 2009
General and Administrative Operating Expenses
GAAP general and administrative expenses		$7,809	$5,759	$13,648	$10,889
Non-GAAP acquisition expenses:
Transaction costs	a	(901)	(7)	(911)	(8)
Amortization of intangibles	b	(192)	(18)	(385)	(36)
Compensation expense	c	(145) ----------	0 ----------	(296) ----------	0 ----------
Total non-GAAP acquisition expenses		(1,238)	(25)	(1,592)	(44)

Non-GAAP general and administrative expenses		6,571 ======	5,734 ======	12,056 ======	10,845 ======

Operating Expenses
GAAP operating expenses		52,705	47,045	95,591	86,781
Non-GAAP acquisition expenses:
Transaction costs	a	(901)	(7)	(911)	(8)
Amortization of intangibles	b	(192)	(18)	(385)	(36)
Compensation expense	c	(145) ----------	0 ----------	(296) ----------	0 ----------
Total non-GAAP acquisition expenses		(1,238)	(25)	(1,592)	(44)

Non-GAAP operating expenses		51,467 ======	47,020 ======	93,999 ======	86,737 ======

Operating Income
GAAP operating income		5,458	6,455	10,652	12,103
Non-GAAP acquisition expenses:
Transaction costs	a	901	7	911	8
Amortization of intangibles	b	192	18	385	36
Compensation expense	c	145 ----------	0 ----------	296 ----------	0 ----------
Total non-GAAP acquisition expenses		1,238	25	1,592	44

Non-GAAP operating income		6,696 ======	6,480 ======	12,244 ======	12,147 ======

Net Income
GAAP net income		3,296	4,074	6,435	7,589
Non-GAAP acquisition expenses:
Transaction costs	a	901	7	911	8
Amortization of intangibles	b	192	18	385	36
Compensation expense	c	145	0	296	0
Income tax effect on non-GAAP adjustments	d	(523) ----------	(9) ----------	(676) ----------	(17) ----------
Total non-GAAP acquisition expenses		715	16	916	27

Non-GAAP net income		$4,011 ======	$4,090 ======	$7,351 ======	$7,616 ======

Non-GAAP net income per share – basic		$0.30	$0.31	$0.55	$0.59
Average shares – basic		13,091	12,852	13,079	12,803

Non-GAAP net income per share – diluted		$0.30	$0.31	$0.55	$0.58
Average shares – diluted		13,230	13,033	13,222	12,978
a.	Transaction Costs. Transaction costs are primarily legal, due diligence, and other consulting costs that are incurred directly as a result of the acquisition activities.
b.	Amortization of intangibles. Amortization of intangibles arise from current and prior acquisitions and is non-cash in nature.
c.	Compensation Expense. Compensation expense includes the retention bonuses payable to the employees of the acquired Pyxis business.
d.	Income tax effect on non-GAAP adjustments. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

Exhibit 99.2 Transcript of Applied Signal Technology Second Quarter 2010 Earnings Conference Call, June 2, 2010

Participants

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

Jim Doyle, CFO, Applied Signal Technology, Inc.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

Brian Ruttenber, Analyst, Morgan Keegan & Company

Irene Karkoff, Private Investor

Jeremy Devaney, Analyst, BB&T Capital Markets

Ed Keller, Analyst, Oppenheimer Company, Inc.

Matt Fuerger, Analyst, Raymond James

Presentation

Moderator

Greetings, and welcome to the Applied Signal Technology Second Quarter 2010 earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Bill Van Vleet, Chief Executive Officer for Applied Signal Technology. Thank you, Mr. Van Vleet, you may begin.

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

Thank you, Jen. Good afternoon, and thank you for joining us to discuss our second-quarter results. With me today is Jim Doyle, our Chief Financial Officer. Before we begin, I’d like to summarize our Safe Harbor statement: Our presentation today may contain forward-looking statements which reflect the company’s current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could cause the actual results to differ materially are contained in our company’s recent 10Q’s and 10K.

We had a good second quarter and made good progress on a number of key initiatives to accelerate our growth rate as we go forward. Our core Broadband Communications business performed well. Our Tactical SIGINT business is showing signs of resurgence. We completed a second acquisition to reinforce our network intelligence business, and on an adjusted basis, we nearly equaled the earnings we reported in this period a year ago.

I’m very pleased to report that we’ve had success in capturing new programs and we’ve executed well for our customers. As a result, our second-quarter bookings are up 25% versus the same time last year. Now, I’ll go into each of these developments in some detail, but I want to begin by reinforcing the importance of the Seismic acquisition in terms of our long-term strategic development of the business. This acquisition has reinforced our leadership position, expanded our range of capabilities and given us a critical degree of scale in the network intelligence business. We’re now among a small number of companies that can effectively address, either as a prime or as a subcontractor, many of the larger still emerging cyber-security programs. This is a large emerging opportunity in the ISR market and we’re both proud and pleased to have quickly built a highly capable platform to address this opportunity.

We continue to have a strong balance sheet with a low level of debt, and while there is some year-one dilution associated with each of these acquisitions, largely because of the structure of the transaction, we believe that the intermediate and long-term potential for this business adds significant value to our company is excellent. Before I go into greater detail on our growth plans and business development accomplishments, I’d like to run through the highlights of the second quarter.

First, revenues in the quarter grew by 9% to $58.2 million versus last year’s $53.5 million. We saw growth in several important areas: our core Broadband Communications business performed very well. In general there, revenues were driven by the recapitalization of existing programs with Next Generation ISR assets, as well as by new engineering development activities to address future challenges and changes in the environment.

We also continued to receive a stronger royalty stream from our DoubleTalk license this quarter and we’re pleased with the adoption rate of that product. Network Intelligence grew at the fastest pace of any of our businesses, even without Seismic, which closed at the very end of the quarter and therefore didn’t contribute to the revenues in that period. Tactical SIGINT continued to be an offset to growth in the quarter, but our business in that area appears to have stabilized and should begin to show improvement. Finally, Sensor Systems’ revenues remained consistent in the quarter year over year due to continued demand in Navy science and technology programs.

The anticipated increased demand for our high-definition sonar products, including our process software sales, were delayed out of the quarter as a result of recent issues experienced by the oil industry in the Gulf of Mexico. We are seeing increased interest in exploration, however, that may translate to additional sales next quarter.

The second key point is that the shift in our operating margin in the quarter largely reflected our acquisition projects as well as a higher rate of legal expense for intellectual property defense, and was 9.4% of sales versus 12.1% last year. But if you add back the $1.2 million of acquisition-related expenses that we’ve broken out in the financial statements with the press release, you note that our operating income was slightly higher versus the excellent second-quarter financial results that we reported in the same period a year ago.

Excluding these one-time costs, on a non-GAAP basis our EPS for the period was $0.30 per share versus the $0.31 we reported last year, and the remaining year-over-year difference in non-GAAP earnings resulted primarily from a higher tax rate versus the prior year’s quarter.

The third major highlight is that looking to the future, we see a strong growth opportunity in cyber and network intelligence. This includes the full spectrum of systems, analytics and high-end engineering services to know the networks, exploit the knowledge, and to execute critical national missions. I’d like to give one very clear example of how we’re expanding our capabilities and how this will help us capture new business.

Over the course of the second quarter, we inaugurated an advanced research, development, testing and demonstration facility for our cyber business. This facility can create a real-world model of complex network systems in a closed-network environment and then simulate specific attacks and specific defenses over a wide range of cyber-intrusion scenarios. The network environment is highly configurable and highly complex, and is enabling a new paradigm for the development of both threat identification and mitigation technologies.

The first facility we’ve opened is in California, but we plan to open a similar facility on the East Coast. We believe that they will prove to be highly valuable in terms of both demonstrating our products and services to our customers. More importantly, we believe that these facilities will lead to further advancements in cyber-security technology.

I would also say that while the advancement of capabilities in this area is an urgent national security project, the ramifications of the evolving cyber threat are already and will continue to be a cause for concern among major corporations. Over time, we hope to be able to develop and implement a wide range of sophisticated, highly customized cyber-security solutions for additional customers outside of our traditional base.

Now, this is a clear reinforcement of the network intelligence platform we’ve built through the acquisitions of first Pyxis Engineering and then, just prior to the close of the second quarter, Seismic. As I mentioned at the beginning of my remarks, Seismic was an important transaction for us that essentially rounded out the capabilities of our cyber effort and puts us on a very small list of companies that can address a wide range of programs. We now have over 220 software engineers in our services business, all of whom have security clearances. This human resources challenge, which we’ve very successfully addressed, is the most challenging barrier to entry into these markets. Combined with a strong leadership team, we believe we’re in an excellent competitive position.

We’re confident that we can now pursue opportunities that were previously unavailable to either us or the two companies prior to joining forces. This is specifically important at this point in time because cyber is still an emerging category in the ISR market, and those companies that are early in the development of customer relationships and can establish execution track records have an opportunity to establish a formidable incumbency status on what will clearly be long-term programs and initiatives.

Now, extending the theme of our continued investment in the business, I’d also like to highlight that during the quarter we were appraised as fully compliant at maturity level 3 with the Software Engineering Institute’s CMMI or Capability Maturity Model Integration, version 1.2. This is an extensive evaluation that now certifies Applied Signal’s engineering development and management processes against rigorous CMMI standards. These standards are used throughout industry as a prerequisite and an evaluation factor for the acquisition of military and government programs with significant systems and software engineering content. The rating is only granted to companies that have established well-defined, repeatable and effective standards for project management, hardware and software engineering, systems integration and quality assurance, while maintaining a focus on continuous process improvement. For AST, it serves as an important milestone that demonstrates our commitment to excellence.

That position is obviously best demonstrated by program performance and new-program capture. In the second quarter we had three programs with award fee determinations. All three received awards of 90% or greater, and one program received an award fee of 100%, indicating the highest level of customer satisfaction. This excellent program performance is translating in to the strong bookings increase we reported for the quarter. As I noted earlier, new bookings in the second quarter increased by 25% versus the same time last year.

Some of the major awards include a $28 million booking of additional task orders against the Next Generation ASA program; over $16 million in bookings for new task orders in our Network Intelligence service program, which was spread over ten different programs, with the major awards of over $4 million each on the Divinaci and Ocean Surf programs. We received $11 million on the Tiffany program for an advanced deep pack and inspection capability, and we were a member of the winning teams on the NANA program, a major cyber-security services contract, and the SITE program, which is a broad IDIQ contract for the CIA.

Earlier I mentioned that we’re seeing an inflection point in our Tactical SIGINT business performance. This business has been soft for the last few quarters, as shipments of our radar product tailed off with completion of the initial deliveries and as the Stone Face phase 2 program wound down. However, the performance of our products in the field has been outstanding and our equipment has clearly validated usefulness to our customers. We believe that the successful field deployment of this technology for high-value targeted acquisition and tracking will demonstrate a broader suite of potential applications and tactics, and will grow the addressable market.

In this market we’re beginning to see some traction in quick-reaction contracts for rapid deployment of equipment for overseas contingency operations, and with DARPA for advanced technology development. In addition, we’re seeing increased interest from the Stone Face customer that is likely to result in an extension of the current contract. We’re really excited to see improvement in this area.

I’d like to now turn the call over to our chief financial officer, Jim, to run through the detailed financial results of the quarter.

Jim Doyle, CFO, Applied Signal Technology, Inc.

Thanks, Bill. Good afternoon, everyone. Revenues for the second quarter increased 9% to $58.2 million compared to the year-ago period’s revenues of $53.5 million. This increase resulted from a combination of both organic growth in Broadband Communications and the acquisition of Pyxis Engineering which closed on September 1, 2009, and was partially offset by a decline in the Tactical SIGINT revenues. I’d also like to note that the recent of Seismic Engineering closed on April 28, 2010, and therefore did not make a material contribution to the results of our second quarter.

Earnings per share during the second quarter were $0.24 compared to $0.31 in the year-ago quarter. The year-over-year reduction in earnings resulted primarily from acquisition-related expenses. On a non-GAAP basis, excluding the transaction-related expenses associated primarily with Pyxis and Seismic acquisitions, we reported earnings per share of approximately $0.30. The year-over-year reduction in non-GAAP earnings resulted primarily from a higher tax rate versus the prior-year’s quarter.

With respect to costs, you’ll note that our second-quarter contract costs remained relatively static as a percent of total revenues at 70.2% versus 70.1% of costs in the prior-year period. Our R&D was also stable as a percent of revenues. G&A costs increased in absolute dollars and as a percentage of revenues during second quarter when compared to a year ago, primarily because of acquisition-related costs.

Operating income for the second quarter of fiscal 2010 was approximately $5.5 million compared to approximately $6.5 million in the second quarter of fiscal year 2009. On a non-GAAP basis, excluding acquisition-related expenses operating income for the second quarter of fiscal ’10 was approximately $6.7 million. As a reminder, a detailed reconciliation between GAAP and non-GAAP results is provided in a table in our press release following the consolidated statements of cash flow.

There was significant strength in bookings as new orders received during the second quarter increased by 25% to approximately $70.6 million compared to approximately $56.5 million of new orders received during the second quarter of fiscal 2009. New orders for the first six months of fiscal 2010 were approximately $100.7 million, representing a 12% increase when compared to new orders of approximately $89.6 million for the same period of fiscal 2009. The increase in new orders and revenues during the second quarter and year to date were primarily driven by demand for Broadband Communications development programs and Network Intelligence services.

I’d like to briefly mention our year-to-date results. Revenues for the first six months of fiscal year 2010 were approximately $106.2 million, representing a 7% increase when compared to revenues of approximately $98.9 million for the first six months of fiscal year 2009. Operating income for the first six months of fiscal ’10 was approximately $10.7 million compared to approximately $12.1 million in the same period of the prior year.

Net income for the first six months of fiscal year 2010 was approximately $6.4 million or $0.48 per diluted share, compared to the year-ago level of approximately $7.6 million or $0.58 per diluted share. Net income on a non-GAAP basis, excluding the impact of acquisition-related expenses for the first six months of fiscal year 2010 was approximately $7.4 million or $0.55 per diluted share, compared to the year-ago level of approximately $7.6 million or $0.58 per diluted share.

Our current backlog is over $160 million compared to the $121 million balance that we had at the end of the first quarter of fiscal 2010, representing approximately a increase. Our backlog includes the uncompleted of our contractual obligations and excluded any unexercised contract options.

Turning to the balance sheet now, our combined cash and investment balances at the end of the first quarter were approximately $21 million. Accounts receivable balances were approximately $49.7 million, compared to $47.1 million at October 31, 2009. The billed A/R balance was approximately $32.6 million compared to the $26.6 million balance at October 31, 2009. The increase in billed A/R is due in part to increased revenues compared to the fourth quarter of fiscal year 2009, and to delays in payment caused by what we believe to be short-term changes in the government payment process.

The unbilled A/R balances declined to $17.2 million compared to $20.4 million at October 31, 2009. The decrease in unbilled A/R balances is primarily due to increases in cost reimbursable contracts, allowing us to bill more frequently than we can bill on fixed-price contracts.

Inventory increased approximately $3.3 million during the first half of the fiscal year. The inventory balance at April 30, 2010, was $11.7 million compared to approximately $8.4 million at October 31, 2009. This increase in inventory is due to increased product inventory in anticipation of future product orders. Prepaid and other current assets were about $11.2 million at the end of the second quarter of 2010 compared to a balance of about $10.5 million at October 31, 2009. Included in the second-quarter balance is pre-contract or at-risk costs of approximately $2 million. Goodwill was approximately $54.6 million at April 30, 2010, compared to approximately $33.2 million at October 31, 2009. The increase was due to the acquisition of Seismic Engineering.

Current liabilities were $25.9 million compared to the balance of $26.3 million at October 31, 2009. The decrease was due to a reduction in bonus accrual and accounts payable, which was offset by an increase in other accrued liabilities related to the fair value of the Seismic contingent consideration. Our bank debt continues to decline such that our short- and long-term balance at April 30, 2010, is approximately $3.2 million, and we paid dividends of approximately $1.7 million during the second quarter of fiscal 2010.

I’d now like to discuss our outlook for the remainder of fiscal year 2010. We anticipate fiscal 2010 revenues of between $223 million and $233 million, which include the projected revenues from Seismic. We anticipate a greater portion of our revenues will be derived from development-related contracts which typically return slightly lower profit margins than our product contracts. There are incremental costs associated with our Pyxis acquisition, including retention bonuses which are considered compensation expense, and the amortization of intangibles. These costs can be found in the detailed reconciliation of GAAP to non-GAAP results towards the end of our press release.

I’d note too that we have adopted the revised accounting standard for business combinations during fiscal year 2010, and therefore must expense instead of capitalize any acquisition-related costs. The acquisition costs related to Seismic consist of, A, transaction-related costs. These costs can also be found in the detailed reconciliation of GAAP to non-GAAP results towards the end of our press release. B, compensation expenses estimated at approximately $1.2 million in FY ’10, consisting of retention bonuses and compensation expense related to the potential Seismic earn-out; and C, preliminary estimates of the amortization of intangible assets.

We also continue to aggressively protect our intellectual property and we anticipate increased litigation expenses this year. We also anticipate a fiscal 2010 effective cash rate of somewhere between 38 and 39%, assuming the R&D tax credit is extended. As a reminder, we have a long-term operating income goal of 8 to 11%. While we operated at the high end of this range in fiscal 2009, we anticipate that our fiscal 2010 operating income will be closer to the lower end of that range as a result of the compensation expenses and other factors I just described. Thus, we anticipate operating income in the 18 to $22 million range, measured on a GAAP basis. With that, I’ll now turn the call back over to Bill for his closing remarks.

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

Thanks, Jim. We’ve covered a lot of points this afternoon, so let me summarize the key takeaways for the quarter. Revenues for the quarter showed good growth, increasing 9% over last year. Margins in the core business remain strong, due to excellent program execution, and the difference in earnings from prior periods is a result of acquisition costs and planned reinvestments in the business. We captured new programs and built our book of business at a fast pace, generating results that were more than twice as much as the first quarter and 25% higher than the same period last year.

We continued to successfully integrate our acquires and are now well positioned to be a major competitor in cyber-security. We’ve extended our capabilities, reinforced our infrastructure, and continue to protect our intellectual property. The growth opportunities in front of us are plentiful and we are prepared to capitalize on our enhanced competitive position and to further advance the underlying technology driving each of our businesses. With that, we’ll now open the call for any questions.

Moderator

Thank you. (Instructions.) Your first question comes from the line of Jim McEllery with Merriman, Curran, Ford & Company. Please proceed with your question.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

Thank you. Good afternoon. Can you tell me how many open requisitions you have for personnel outstanding at the current time, either quantity or in terms of where you were last quarter and last year – versus where you were last quarter and last year?

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

In total, the number of employees we have in the company is about 900 this year, and last year at this time we were probably closer to in the 700’s. So we have quite a few more, mainly due to the acquisitions. But we’ve also been hiring as well. Most of our open requisitions, Jim, are on the East Coast where we’re seeing a lot of demand, particular in the services programs, and I think we have well in excess of 100 open req’s still in those programs today.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

Okay. Can you give a sense for the major groupings in terms of revenue? That is, generally speaking how much of the revenue is coming from broadband, sensors, network intel?

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

Sure. Broadband is about 60% of the business – 60% of revenues are coming from the broadband. A little over 15% are coming from Network Intelligence. A little under 15% are coming from Tactical SIGINT. And about 10% from sensors. Hopefully that adds up to 100, right?

Jim McEllery. Analyst, Merriman Curhan Ford & Company

If it doesn’t, I’ll just make the last one a plug.

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

I think that’s close enough, yes.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

Okay. Then lastly, can you talk a little bit about the integration efforts that you’ll need to undertake in order to put together Pyxis, Seismic and then the nascent part that you had within AST to begin with, on the network Intel side?

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

Sure. We’re well into our progress on integration of Pyxis. It’s been several months on that. So we’ve been working to pull those two companies together. The Pyxis and the Heritage AST services business, if you will, are largely integrated at this point in terms of services. One of the recent changes we’ve had in the last quarter is we rolled out a new services benefit plan to get everybody in our services business on a common benefit structure, and that’s been favorably received by that community.

We are just beginning our process of Seismic acquisition. Frankly, we took a little bit different approach, we took a little more measured approach to integrating Seismic in that we’re taking six months to understand how Seismic’s business – educate Seismic on how AST does business, and we have a team comprised of people from AST, Pyxis and Seismic to go address the concept of culture. That’s one of the bigger areas where – particularly when you acquire small companies, where you can fail, and it’s an area we’re placing a lot of emphasis on. We’re getting help from the participants of the teams to do that. So we’re really trying to identify the best practices of each of the three companies and to create a new culture leveraging the best of the best.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

Okay, that’s helpful, thank you.

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

You bet.

Moderator

Thank you. Our next question is from the line of Brian Ruttenber with Morgan Keegan and Company. Please proceed with your question.

Brian Ruttenber, Analyst, Morgan Keegan & Company

Thank you very much. I just had a question about your balance sheet. Where is it now currently in June? Maybe you can talk about where you expect your cash balances to be at the end of the year, your cash and debt.

Jim Doyle, CFO, Applied Signal Technology, Inc.

Let me start with the easier ones first. As far as debt at the end of the year, we do anticipate the continued pay-down of our debt. Our debt is a little over $3 million, and we are making payments on that and will continue to be able to service that debt for the rest of the year.

Brian Ruttenber, Analyst, Morgan Keegan & Company

Does that mean it’s going to be zero at the end of the year – I’m sorry, on the debt?

Jim Doyle, CFO, Applied Signal Technology, Inc.

No. It runs at a rate of about $1.4 million pay-down of that debt, $1.4 million annually, so we probably have about another year left after we get through this year. Then, I’m not sure, your question on the balance sheet. What we’ve reported here are reviewed financial statements, so I’m not sure I understand your question about the June balance sheet.

Brian Ruttenber, Analyst, Morgan Keegan & Company

There isn’t a June balance sheet, I understand that. I’m asking you how much cash and debt do you have right now.

Jim Doyle, CFO, Applied Signal Technology, Inc.

Oh, I’m sorry, yes, okay. Cash stays about the same level. We finished the quarter at about $21 million in cash. We’re at about a similar cash level. Then the debt is just paid down slightly over the last two months, so it’s a similar debt level.

Brian Ruttenber, Analyst, Morgan Keegan & Company

Okay, so nothing has changed dramatically.

Jim Doyle, CFO, Applied Signal Technology, Inc.

No.

Brian Ruttenber, Analyst, Morgan Keegan & Company

And by year-end, you expect to have your debt down to about $1.6 million or somewhere around there?

Jim Doyle, CFO, Applied Signal Technology, Inc.

Actually it’s going to be a little bit higher. We pay at a rate of about $1.4 million annually, so it’s whatever – I don’t have that in front of me – but whatever the monthly rate is. So the 3.2 will go down some, and then as far as our cash balances, we do anticipate cash will increase over the remainder of the fiscal year.

Brian Ruttenber, Analyst, Morgan Keegan & Company

Okay. Do you have a number that you expect to end with on cash? $25 million, $30 million?

Jim Doyle, CFO, Applied Signal Technology, Inc.

Brian, I don’t want to go into the specific details, but I think we do have a good chance of being in excess of $25 million in cash.

Brian Ruttenber, Analyst, Morgan Keegan & Company

Okay. And do you consider Seismic acquisition totally integrated at this point, or do you have a lot more to do?

Jim Doyle, CFO, Applied Signal Technology, Inc.

I’ll let Bill answer that.

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

Brian, no, we just started the Seismic integration. We’re going to take this period over the next six months to create the best practices, as I was discussing in response to Jim’s question, and at that point we’ll really begin the integration in earnest, such that that business, the Seismic business, will be fully integrated probably about six months later.

Brian Ruttenber, Analyst, Morgan Keegan & Company

Okay. Is there a lot of cost involved in that integration?

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

No, there’s not much cost. They have one building that they occupy. Probably in six months we’ll talk about consolidation of buildings. I think their lease is up by then. But there’s no substantial cost associated with the integration.

Brian Ruttenber, Analyst, Morgan Keegan & Company

Okay. Thank you very much.

Moderator

Our next question is from the line of Irene Karkoff, private investor. Please proceed with your question.

Irene Karkoff, Private Investor

I was wondering if you can comment on – we hear that Argon is sort of up for sale and there’s three potential bidders looking at it. Are you worried that whoever doesn’t get it will come after Applied Signal?

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

We’re certainly aware of acquisitions in the marketplace, Irene. We realize that going forward in the future as the defense industry sees some flattening, it’s often a period where there is consolidation. I’m not in a position where I can obviously comment on Argon, not being either a member of that management team or even a shareholder on it, but they’re a well-run company. I think to the extent that there is consolidation in the marketplace, we see that as an opportunity for our company because there are very few companies like us and like the Argons of the world, and if there were a reduction in the number of companies in that space, it creates more opportunity for those that remain.

Irene Karkoff, Private Investor

I see. So you don’t think that the entry of sort of a larger, well capitalized competitor should change your position all that much?

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

I don’t think so. I think it actually creates a market space for us, because we all supply fairly unique equipment to a broad industry community, both government and industry partners. And if one of those suppliers goes away, then the remaining government and industry suppliers have to go search for other sources, and we think that may create some more opportunity for us, if something like that were to occur, of course.

Irene Karkoff, Private Investor

Right. Excellent. Thank you very much.

Moderator

Thank you. Our next question is from the line of Michael Lewis with BB&T Capital Markets. Please proceed with your question.

Jeremy Devaney, Analyst, BB&T Capital Markets

Good evening, gentlemen. This is Jeremy Devaney on for Mike Lewis. Thanks for taking the call. The first question is regarding stock comp expense. Jim, could you break out for us the allocation to contract cost R&D and G&A on the stock comp expense?

Jim Doyle, CFO, Applied Signal Technology, Inc.

I can, Jeremy. I just have to take a second and find it. I have a copy of it in the queue. What I can help you with is stock comp expense was about $500K for the quarter – here we go. Total stock comp expense for the quarter was a little over $500,000. Year to date is a little over a million. It breaks out, contract costs, stock comp expense for the quarter, we’re about $300K. R&D was about $12K, and then G&A was about $190K, so that should come up to about $500K. Do you need a year-to-date?

Jeremy Devaney, Analyst, BB&T Capital Markets

No, just the quarter number is fine for me. Then also just another accounting number; I think I missed it. What was the ending backlog in the quarter?

Jim Doyle, CFO, Applied Signal Technology, Inc.

It’s about $160 million.

Jeremy Devaney, Analyst, BB&T Capital Markets

All right, excellent. Then lastly, given that you guys just executed this transaction with Seismic, could you comment on the M&A environment, how you’re seeing pricing? Is it becoming more rational? Are there many targets out there for you guys, or companies in the SIGINT space?

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

We still see a number of attractive targets in the opportunities that we’re interested in. We tend to be interested in smaller opportunities than some of the larger companies, although we see some competition even from the large companies among smaller companies, depending on the space that they’re in. Some of the markets, in particular the cyber-security market, the valuations are pretty rich right now and so we have to be very focused and very diligent in our assessments and evaluation to make sure that we believe they can add long-term shareholder value to us in doing that. So if you’re looking at those key markets of ISR and cyber-security, I’d say those two markets are pretty hot right now. There’s a lot of competitors and it really puts more emphasis on companies having to do their homework to again make sure we can get the results out that we paid for.

Jeremy Devaney, Analyst, BB&T Capital Markets

Excellent. Thank you very much.

Moderator

Thank you. Our next question comes from Ed Keller with Oppenheimer Company, Inc. Please proceed with your question.

Ed Keller, Analyst, Oppenheimer Company, Inc.

Nice quarter. Thanks for taking my call. I have a question on the backlog and the bookings. It looks like the implied bookings is a little bit higher than the bookings that you gave in the press release, and I’m wondering, is the difference there the acquisition?

Jim Doyle, CFO, Applied Signal Technology, Inc.

I’m sorry, Ed, say that again?

Ed Keller, Analyst, Oppenheimer Company, Inc.

I’m just looking at the backlog at 160. Where was it at the first quarter? Was it about 120?

Jim Doyle, CFO, Applied Signal Technology, Inc.

It was about $121 million. Seismic also brought backlog to us.

Ed Keller, Analyst, Oppenheimer Company, Inc.

Okay, so the delta is Seismic, then?

Jim Doyle, CFO, Applied Signal Technology, Inc.

It’s a combination of Seismic as well as the fact that we had a book to bill of greater than one. We booked over $70 million and recognized revenue of about $58 million, so that also increased backlog, that combination, those two things.

Ed Keller, Analyst, Oppenheimer Company, Inc.

Okay, so the bookings number doesn’t include what Seismic brought to the table.

Jim Doyle, CFO, Applied Signal Technology, Inc.

That’s correct, because we didn’t actually book anything in Seismic in the last two days, but we had their backlog on our books by the end of the quarter.

Ed Keller, Analyst, Oppenheimer Company, Inc.

Got it, okay, super. And then could you talk to the litigation expense? I don’t think that you gave an amount there. Is there any color that you can provide on where you’re at there and how to think about that in terms of size or how it’s going to flow in the quarters?

Jim Doyle, CFO, Applied Signal Technology, Inc.

Sure. Let me try and give you some color around what we’re trying to do in the process. We are working with our attorneys to try and get to the next step, which is a claims construction process where you review the claims filed by all parties, so that’s the next major step. We’re going through that right now. We anticipate that we’ll go through that through the remainder of the calendar year, and all parties, AST in conjunction with ComTec as well as the other parties that are involved will all be working through that process.

I’m a little hesitant, Ed, to talk about the actual costs right now. There are issues there that we care not to discuss right now, but I’d at least try and give you some idea that another significant event will occur by the end of December, and so we’ll know more at that time as to what future costs might be incurred in FY ’11 and beyond. But we’ll see how things go through this next step in the process.

Ed Keller, Analyst, Oppenheimer Company, Inc.

Okay. Then, the last couple of years, the third quarter has been pretty strong from a cash point of view. Is there any reason to think that that won’t occur also this year?

Jim Doyle, CFO, Applied Signal Technology, Inc.

We don’t have any indication right now that that won’t occur.

Ed Keller, Analyst, Oppenheimer Company, Inc.

Okay. Then, the last one: Could you talk a little bit to R&D and how you expect that to flow through the third and fourth quarter? And that’s my last question. Thank you.

Jim Doyle, CFO, Applied Signal Technology, Inc.

Sure. As far as spending?

Ed Keller, Analyst, Oppenheimer Company, Inc.

Yes.

Jim Doyle, CFO, Applied Signal Technology, Inc.

We do anticipate it to run at a similar percentage of revenues than it’s been running through the first part of this year. We have a good robust R&D program going and we have a number of projects lined up. We want to continue those and finish those off this year, so we think that R&D spending will stay at a similar range as it had been for the first half of the year.

Ed Keller, Analyst, Oppenheimer Company, Inc.

Okay, thank you.

Moderator

Thank you. Our next question is from the line of Matt Fuerger, Raymond James. Please proceed with your question.

Matt Fuerger, Analyst, Raymond James

Congrats on the quarter, guys. I have just a couple of quick one-off questions first. With regards to the Seismic acquisition, I guess it was mentioned that the costs were not – in terms of just trying to get a sense of what the transaction-related or non-GAAP related expenses, how they might progress in the coming quarters with that acquisition.

Jim Doyle, CFO, Applied Signal Technology, Inc.

Let me try and highlight that. What we showed you with the press release was the reconciliation of GAAP to non-GAAP results. What you can see, the first item there is transaction costs of approximately $900,000. Those are the legal and accounting costs required to make the transaction happen. The amortization of intangibles, those are essentially related to the Pyxis acquisition. There’s still some residual DTI intangibles in there. Those intangibles costs will increase because we will be required to amortize the intangibles associated with Seismic.

The compensation expense of approximately $145,000 or approximately $300,000 through the first six months, that compensation expense is all related to retention bonuses for Pyxis Engineering. That compensation expense will increase as a result of the Seismic compensation expenses, and there’s two parts to the Seismic compensation expense: One is a retention bonus to the Seismic employees; the other is compensation expense related to achieving the potential earn-out. To kind of recap real quickly, the transaction costs won’t increase for the remainder of this year, but the amortization of intangibles will, and then the compensation expenses will.

Matt Fuerger, Analyst, Raymond James

Okay, that’s helpful. I guess I’m just trying to get a sense of, obviously, the Seismic acquisition is decent in size. I’m just trying to get a sense of rough amount I guess with relative increase, if that’s still available.

Jim Doyle, CFO, Applied Signal Technology, Inc.

I can help you some on the Seismic costs. For FY ’10 we reported roughly $910K for transaction-related costs. Compensation expenses we anticipate to be about $1.2 million for FY ’10, and that includes a little over – about half of that is for retention bonuses and then the other half is for the compensation expense related to the potential Seismic earn-out. Then the last part is the amortization of intangibles, which we currently anticipate to be about $500,000 for FY ’10. That’s a preliminary estimate, as we’ve just gotten a valuation analysis just in the last few weeks, and so we’ve recorded a little over $510,000 for the intangible assets related to Seismic. But that’s our original estimate and it’s preliminary; it could change. We don’t anticipate it would change much, but it could change slightly.

Matt Fuerger, Analyst, Raymond James

Okay, enough with the accounting questions on my end, I guess. Just a couple of questions with regards to some of your programs. I know that Tiffany, I guess the follow-on is supposed to be on track for about 3Q or the second half of the year. Is that still accurate? Also with the new Thunder Dome kind of opportunity; is that still in the back half of the year or is that still on track?

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

Yes, Matt. The Tiffany follow-on we are currently proposing, and we have received the RFP. It’s due for award in this third quarter, and the value of that could be between $175 million and $230 million, somewhere in that value, for five years. Again, an IDIQ contract, so it wouldn’t all book at once, obviously. So we’d book as task quarters are awarded. And the Thunder Dome too, we also expect that to hit in the third quarter as well.

Matt Fuerger, Analyst, Raymond James

Okay, that’s helpful. My final question is on the SIGINT side and maybe just some talk around what’s going on with the RAIDER, if there’s any incremental conversations you might have had with the customers with regards to perhaps getting that fielded, or just more conversations in general, an update with that.

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

RAIDER, and also we have a family of products. RAIDER is the ground-based version; we also have GRO, which is a man-portable or man-packable solution. And the HYDRA is our airborne series of receivers. So it’s the same family of systems that can be applied to different missions, if you will. But it’s used as a common software architecture. And we are seeing increased interest in that. As those products have been deployed in field operations, the response we’re getting back is that they’re performing above and beyond customers’ expectations, and as a result, we expect that we will see some increased orders for the Tactical SIGINT product line possibly as soon as the third quarter, but definitely in the second half of the year.

Matt Fuerger, Analyst, Raymond James

Okay. Those are all my questions. Thanks for your time.

Moderator

Thank you. Our next question is a f-up question from Jim McEllery with Merriman Curhan Ford. Please proceed with your question.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

Thanks again. Jim, in the press release you said operating income guidance for the year of 18 to $21 million, and I think in your verbal comments you said $22 million. Was that just misspeaking?

Jim Doyle, CFO, Applied Signal Technology, Inc.

Oh, that was a faux pas on my part. It should be 18 to 21.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

Okay, great. Then, you used some word to describe the royalties, either upside surprise or better than expected or better than last quarter, and I’m just trying to understand what you were – I know that the number was bigger than last quarter, but was it bigger than you had expected going into the quarter?

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

They were a little bit bigger than expected in the quarter and they definitely were bigger than the last quarter. Last quarter was lower than we’d anticipated. The combination of the two, if you add the first and second quarter, where we are in the first half is probably about where we think they will continue for the rest of the year, so maybe a little bit higher than that. We’ve been saying about $6 million, or so.

Jim Doyle, CFO, Applied Signal Technology, Inc.

Yes, six, $6.5 million range. In that range, Jim.

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

So the first half, we’re about where we think we should be, but the first quarter was lighter and the second quarter was heavier. That’s just how it goes.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

Right, okay, good. And then the prior questioner asked about Thunder Dome in the second half. Can you give a value of that contract?

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

About $15 million.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

One five.

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

Yes, and we’re expecting that probably in the fourth quarter. Second half, fourth quarter.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

And that’s 15 over a multi-year time frame, or over –

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

One to two years. So 18 to 24 months or so.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

Okay. You’re the incumbent on Tiffany, correct?

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

Correct.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

All right. And Thunder Dome, is that a new one or is that –

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

No, it’s a continuation. We’re also the incumbent.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

Okay, great. I’m sorry, I just had one more. When you look at your Network Intelligence business and if you looked at the totality of what the customer base needs in terms of cyber work, if you could break that down into a manageable amount of tasks, three, four, five, and just list what those tasks are and then describe where you are in terms of those tasks – you have three of the five or you have five of the five –

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

Okay, I’ll do that, and I’ll give you one more too. I’ll give you some specific programs and catalogs maybe to address as well. In terms of capabilities in the cyber world, it general falls into three types of capabilities, and they’re all considered computer network operations. One is offensive capabilities, one is defensive capabilities, and one is exploitation. Generally, companies have one or the other of those three capabilities.

Through the acquisitions that we’ve conducted and the capabilities that Applied Signal has developed internally, we’re one of the few companies that has all three of those capabilities now, to be able to bring to bear a full spectrum of solutions for them, and there aren’t too many. The MacAfee’s and those guys tend to focus on the defensive side. Some of the people who are involved with the DOD tend to focus on the offensive side. But we think we’re well positioned with all three of those capabilities, and we think that provides a unique discriminator.

Now, the key programs that we’re targeting, one key program this year was the NANA program that was captured by SEIC, and we are one of the key team members for that. So that was a major cyber-security program. Other ones that are coming up, there’s a series of programs called Analyst Modernization or AMOD, and there’s three key programs, each of which to the primes will be somewhere between 150, $250 million apiece. And there’s three programs called Ampeer, Amber and Ambulate that we anticipate two of the three will probably be awarded yet this fiscal year and the third one will probably be awarded next fiscal year. But we think those are the major program catalysts that create opportunity for the lion’s share of the cyber work in the near term.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

You said the AMOD programs are 150 to 250 each?

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

Right.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

That’s Amber, Ambulate, and what was the first one?

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

Ampeer.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

All right. And when you singled out NANA and AMOD, those are the largest near-term targets out there, certainly not everything that you’re going after.

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

No, no, no. Those are the biggest ones that are in the near term, you bet.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

Then if you had 30 seconds, can you tell me what exploitation means?

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

Exploitation is monitoring assessment of the network. Defense obviously is being able to protect your networks from people trying to attack you. Exploitation is monitoring an awareness, to be able to know where people are coming from, what methods they’re using, and it’s overall assessment and awareness of the network. And offense is if you’re in a wartime environment and needed to go on the offensive, you have tools and techniques to go attack networks. That’s obviously something that’s a wartime type of effort that’s for the DOD.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

So the value that you’re selling, then, would be to say, since we can do all of these things together, we have special knowledge about how to do offensive capabilities, since we know from the exploitation side where they might be coming from and where their vulnerabilities might be.

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

Or the corollary is defensively we think we can protect it better because we have that unique knowledge and awareness of what’s going on in real time.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

Whereas the competitors on a defensive side just might be saying, we’re going to build the biggest, thickest wall out there and hope it sticks.

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

They’re coming up with – it may be a poor man’s analogy – they’re going to come up with a new vaccine, right, for the latest viruses coming out, but every winter you get a new type of cold and you’re not sure what virus is coming out there. The exploitation side helps you understand how they develop and what might be coming so you can deploy your defenses appropriately.

Jim McEllery. Analyst, Merriman Curhan Ford & Company

Okay, that’s very, very helpful. Thanks a lot.

Moderator

Thank you. Ladies and gentlemen, at this time there are no further questions. Gentlemen, do you have any closing comments?

Bill Van Vleet, CEO, Applied Signal Technology, Inc.

Thanks, Jen. We just again want to thank everyone for joining us this afternoon and we look forward to speaking with you next time. Good evening.